Exhibit 99.2

2Q2011 Conference Call Script

August 16 - 11:00 a.m.

Opening – Alison Ziegler

Good morning and welcome to the Guided Therapeutics conference call and webcast to discuss second quarter 2011 results.

For today's call we have: Guided Therapeutics CEO and President Dr. Mark L. Faupel and company controller Charles Rufai (Roof-eye) Certified Public Accountant.

During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so relying on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ended December 31, 2010, and any subsequent filings with the Securities and Exchange Commission.

So at this time I will turn the conference call over to Dr. Faupel.

Welcome – MLF

Thank you, Alison and welcome everyone.

 During the quarter, I believe that we have made considerable progress with regards to the goals we have outlined for 2011.

 First, let’s begin with our progress for obtaining FDA premarket approval for the LuViva Advanced Cervical Scan product. As you may know, earlier in the year the company received a series of questions from the FDA regarding our premarket approval, or PMA, application. We have been working closely with the FDA and outside advisors and we reported to you in July that, while we had made considerable progress, we were asked by the FDA to provide additional information in our response to one remaining question. I am happy to report that we anticipate providing the answer to the FDA’s remaining question before the end of August.

We cannot be certain that the FDA will not have additional questions or requests for information. Based on the FDA’s response to our answers and timing, we will request that FDA schedule a panel date as soon as practical. While we cannot speculate on when, or if, a panel date will be set, if we do receive a panel date later in 2011, and receive approval shortly thereafter, we would still be on track for an early 2012 launch.

 Next, as it relates to our international launch and progress on signing up international distributors, we have entered into a preliminary agreement with Konica Minolta to conduct clinical and market research for the LuViva in certain Asian markets in anticipation of their becoming our distributor covering much of that territory. This is the first agreement beyond their work on esophageal cancer and truly demonstrates their conviction in the underlying biophotonic technology and our management team. Under the initial one year agreement, they will purchase LuViva demonstration and clinical trial devices and single use disposable Cervical Guides from us as they become available later this year. We have similar preliminary agreements covering some of the larger countries in Europe and we will release additional information about those agreements in the future.

 With regards to LuViva production, we have substantially completed the process of selecting major vendors and are involved in construction at our Norcross faculty to accommodate additional personal.

 In addition to the preliminary distribution agreement with Konica Minolta, together we plan to conduct a clinical trial to establish screening claims. As you know, in the US we are initially positioning LuViva for use after screening with a Pap test for women who are called back for a follow up exam. If realized, a screening claim would establish LuViva as a method to replace the Pap test and could expand the market for LuViva exponentially.

 The screening clinical trial, sponsored by Konica Minolta, is planned to impact key Asian markets. Konica Minolta is also responsible for receiving clearances or approvals for LuViva in certain Asian countries, not including South Korea. Once each clearance is granted, Konica Minolta will have right of first negotiation for distribution of LuViva in that territory. We believe screening could be particularly useful in developing countries in Asia where access to labs required for Pap testing is problematic and a non-invasive, point of care test would be extremely useful. This does not preclude using LuViva as a test after initial screening in Asian markets where the Pap test is currently in use.

During the quarter we hired a full time international distribution manager and we are continuing discussions with other potential international distributors. In addition to the orders associated with the Konica Minolta LuViva partnership, we have orders for additional demonstration units in Europe and other areas of Asia not covered by the Konica Minolta agreement. Also, LuViva is currently part of a review of new technology for the detection of cervical disease in the United Kingdom by the National Institute for Health and Clinical Excellence of the National Health Service. We expect that review process to take up to one year, however LuViva may be sold in the U.K. upon issuance of the CE mark. The review, if favorable, would potentially open up larger segments of the UK market more quickly.

 We have also made significant progress on our first product line extension which we are developing with Konica Minolta. Just last week, we announced that we have begun a human feasibility clinical study for the detection of Barrett’s esophagus, a precursor for esophageal cancer using the basic technology in the LuViva. Esophageal cancer, by the way, ranks just below cervical cancer in newly diagnosed cases. This technology is targeting a U.S. population of about three million people diagnosed with Barrett’s Esophagus who undergo monitoring every one or two years and an additional 30 million people who may be at risk.

 The feasibility study is designed to give us information about our current design and will test various hardware and procedural configurations. We will also gather some preliminary information on how well the technology collects spectroscopic information from the esophagus. The study, being conducted at two Atlanta-area clinics, is expected to enroll about 40 subjects and be completed before the end of 2011, depending on availability of qualified subjects. This assumes about 60 to 90 days for enrollment.

PAUSE

Now let me turn the call over to Charles Rufai, our controller, who will provide some detail on our financial results.

Charles

Thank you Mark.

Total revenue for the three months ended June 30, 2011 was about 913 thousand dollars, compared to about 805 thousand dollars in the same period last year. The majority of revenue came from our collaboration with Konica Minolta.

The net loss available to stockholders for the three months ended June 30, 2011 was about 496 thousand dollars, or one cent per share, compared to a loss of about 559 dollars, or two cents per share, for the same period last year.

Total revenue for the six months ended June 30, 2011 was about 1.7 million dollars, compared to about 1.6 million dollars in the same period last year. Again, the majority of revenue came from our collaboration with Konica Minolta.

The net loss available to stockholders for the six months ended June 30, 2011 was about 1.2 million dollars, or three cents per share, compared to a loss of about 3.6 million dollars, or 13 cents per share, for the same period last year.

Stockholders’ equity at the end of the second quarter of 2011 was 410 thousand dollars compared to about 1.1 million dollars at the end of our fiscal year ended December 31, 2010. The change was mostly due to year to date net loss.

Cash on hand at the end of the second quarter was about 2.3 million dollars the same as at the end of the first quarter of 2011.

 Based on where we are today, we expect current cash to carry us through the fourth quarter of 2011, at least. With effective cash management, we can get through another quarter.

Our current monthly burn rate is about 485 thousand dollars. Partially offsetting this is cash from Konica Minolta, as well as awarded federal grants, estimated to be about 500 thousand dollars for the remainder of the year plus another 500 thousand dollars in first quarter of 2012.

I’ll now turn the call back over to Mark…….

Mark

Thank you Charles.

In closing, we are very hopeful that we are nearing the end of the PMA process with the FDA. With regard to our balance sheet, we continue to take in cash from partners and grants and as evidenced by our quarter to quarter cash balance, and we are managing our resources while moving things forward.

We also will begin to recognize initial sales from a small number of demo units as well. That said, we plan on seeking additional capital later this year to cover expenses related to production and to support our anticipated LuViva product launch in 2012.

In closing, our remaining goals for 2011:

•        Obtain FDA approval for our LuViva cervical product

•        Finalize the CE mark process for access to the European market

•        Announce additional agreements for international distribution

•        Set up our manufacturing facility

•        Continue to move our Barrett’s technology forward and establish feasibility

•        Identify our third product extension

•        Raise additional capital for expansion and product launch

•        And pave the way to move our shares to a national stock market such as NASDAQ

We look forward to continuing to meet these goals and create value for our shareholders, customers and employees.

Thank you for your time and I’ll now turn the call over to the operator for your questions.

After taking questions

Thank you operator, thanks to everyone on the call.